UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 24, 2017 (January 23, 2017)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On January 23, 2017, Och-Ziff Capital Management Group LLC (the “Company”) completed its previously announced subsequent sale (the “Subsequent Sale”) to certain of its executive managing directors of Class A Cumulative Preferred Units (the “Preferred Units”) in each of OZ Management LP, OZ Advisors LP and OZ Advisors II LP (each, a subsidiary of the Company and an “Operating Group Entity”) in an aggregate amount of $150 million pursuant to a securities purchase agreement, dated September 29, 2016 (the “Purchase Agreement”). The initial sale of an aggregate amount of $250 million of Preferred Units was completed on October 5, 2016 (the “Initial Sale”).
Each Operating Group Entity executed a Unit Designation of the Preferences and Relative, Participating, Optional and Other Special Rights, Powers and Duties of the Preferred Units (the “Unit Designations”) in connection with the Initial Sale, which sets forth the terms of the Preferred Units issued in both the Initial Sale and the Subsequent Sale. The Company is also a party to each Unit Designation for the limited purposes described therein. A description of the terms of the Unit Designations, is contained under the heading “Item 1.01. Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 29, 2016 and such information is incorporated herein by reference.
The foregoing description of the Unit Designations is subject to, and qualified in its entirety by reference to, the full text of the Unit Designations, which are attached as Exhibits 4.1, 4.2 and 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2016 and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Registrant)

By:	/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer and Executive Managing Director
January 24, 2017